Exhibit 3.1

STATE of DELAWARE

AMENDED AND RESTATED

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

First: The name of this corporation is THE VALSPAR CORPORATION.

Second: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, DE County of New Castle Zip Code 19808. The registered agent in charge thereof is Corporation Service Company.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The amount of the total stock of this corporation is authorized to issue is 100 shares (number of authorized shares) with a par value of 0.50 per share.

Fifth: No director shall be personally liable to the corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended. Any repeal or modification of the provisions of this Article shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modifications.